Exhibit 19.2

AMARIN CORPORATION PLC (the “Company”) SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, the Company has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers and employees of the Company.

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SCOPE

These Trading Procedures regulate securities trades by all directors and executive officers1 of the Company and certain designated employees of the Company and its subsidiaries who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). Employees that are designated as Insiders and thus bound by these Trading Procedures shall be notified of their status accordingly by the Company’s General Counsel.

These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household;
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all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;
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all persons who execute trades on behalf of the Insider; and
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all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that

1 The term “executive officers” refers to those officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

the Company may issue (such as preferred stock, convertible debentures, warrants, exchange- traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

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SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Company’s General Counsel at the address below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.
No Trading Except During Trading Windows.

The announcement of a Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, and commencing with the period preceding the announcement of the Company’s financial results for the quarter and year ended December 31, 2012, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Company’s General Counsel in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day of the last month of the then-current quarter. For clarity, the trading window will be closed during the period commencing on December 15, 2012 (the effective date of these Trading Procedures) until after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its financial results for the quarter and year ended December 31, 2012. The trading window will then be open, unless otherwise notified (e.g., pursuant to a special blackout window as described below), from such date until the close of business on March 15, 2013. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre- approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2.
All Trades Must be Pre-Cleared by the General Counsel.

No Insider may trade in Company securities unless the trade has been approved by the Company’s General Counsel in accordance with the procedures set forth below (or the Chief Executive Officer if the Insider requesting approval is the General Counsel). The Company has designated its General Counsel as its insider trading compliance officer. The General Counsel will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The General Counsel may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Company’s Chief Executive Officer. If you are unable to contact the General Counsel, or if you do not feel you can discuss the matter with the General Counsel, you may contact the Chief Executive Officer, who shall be the alternate insider trading compliance officer under these Trading Procedures.

For avoidance of doubt, it is anticipated that there will be times when trading is restricted hereunder despite Insider’s not receiving prior notice of special blackout windows (see below). Information within the Company which is judged to be material and non-public is likely to change from time to time and it is not intended that special blackout windows be initiated for every such instance when material non-public information exists.

3.
No Trading During Special Blackout Windows.

There are times when the Company or certain members of its board of directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company securities if they are notified by the Company’s General Counsel that the trading window is closed because of the existence of a material, nonpublic development. The General Counsel will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the General Counsel will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

4.
No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

5.
No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transactions with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a derivative transaction by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

6.
No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account.

7.
No Pledges Without Pre-Approval.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

8.
Transfers Without Consideration Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

9.
No Trading During Retirement Plan Blackout Periods.

If and for so long as the Company permits its securities to be held in any of its retirement plans, no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Company’s General Counsel or his or her designee.

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PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade in Company securities until:

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The Insider has notified the General Counsel (or the Chief Executive Officer if the Insider requesting pre-clearance is the General Counsel) of the amount and nature of the proposed trade(s) and has certified as to certain matters pursuant to the Insider Trading Pre-Clearance Certification form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, the Insider Trading Pre-Clearance Certification form should, if practicable, be received by the General Counsel at least two (2) business days prior to the intended trade date;
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The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
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The Insider has informed the Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
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The General Counsel or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Company’s General Counsel does not assume the responsibility for, and approval from the General Counsel does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the General Counsel any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the General Counsel.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any trade requested by an Insider. The General Counsel may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the General Counsel may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the General Counsel may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the General Counsel, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

Post-Trade Reporting. Any transaction in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the General Counsel, including all appropriate details, on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the General Counsel should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the General Counsel if such information is received by the General Counsel on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

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EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows, retirement plan blackout periods (if applicable) or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

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satisfy the requirements of Rule 10b5-1;
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be documented in writing;

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be established during a trading window when such Insider does not possess material, nonpublic information; and
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be pre-approved by the General Counsel.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the General Counsel.

The General Counsel may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The General Counsel may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the General Counsel does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the General Counsel. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

Other Circumstances.

1.
Exercise of Stock Options or Warrants. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option or warrant to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option or warrant to purchase securities of the Company may be subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option or warrant to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option or warrant, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant.
2.
Tax Withholding on Restricted Stock. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

3.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the

Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2017 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.

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WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the General Counsel or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

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ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or Insider relationship with the Company.

Upon first receiving a copy of these Trading Procedures, each employee must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such employee shall return the acknowledgment attached hereto within ten (10) days of receipt to:

General Counsel Amarin Corporation plc c/o Amarin Pharma, Inc.

440 Route 22

Bridgewater, NJ 08807

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Employees will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an employee will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the employee by regular or electronic mail (or other delivery option used by the Company) by the General Counsel or his or her designee, unless the employee objects in a written statement received by the General Counsel within two (2) business days of such delivery.

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the General Counsel.

Policy, as amended, adopted by the Board of Directors on December 9, 2019.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Amarin Corporation plc (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date:	Signature:
Name:
Title:

I N S I D E R T R A D I N G P R E – C L E A R A N C E C E R T I F I C A T I O N

Amarin Corporation plc

Insider Trading Pre-Clearance Certification

DIRECTIONS:

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SIGN, SCAN AND EMAIL THIS FORM TO preclearance@amarincorp.com
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WAIT FOR PRE-CLEARANCE BY REPLY EMAIL
1.
This certification is submitted to Amarin Corporation plc (“Amarin”) for pre-clearance of a transaction in securities of Amarin.
2.
I understand:
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the definition of material, non-public information as set forth in Amarin’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”),
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it is illegal and in violation of the Insider Trading Policy to transact in Amarin securities while I am in possession of information about Amarin that is material and non-public,
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it is my responsibility to ensure that I do not transact in Amarin securities while I am aware of material non-public information about Amarin,
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clearance from Amarin to transact in Amarin securities is not a representation or certification that Amarin or any of its officers, employees or representatives is in agreement that I am not in possession of material non-public information, and
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if I trade while in possession of material nonpublic information or am otherwise in violation of applicable trading restrictions or law, I may be subject to severe civil and/or criminal penalties, and discipline by Amarin including termination.
4.
I certify the following to Amarin:
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I do not possess any information concerning Amarin that is material and non-public,
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I will not transact in Amarin securities while in possession of material non-public information,
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To my best knowledge, (a) I have not engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, and (b) if selling “registered securities” of Amarin as an “affiliate” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), I confirm that the transaction meets all applicable conditions of Rule 144; and
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I will not purchase any securities of Amarin on margin.
5.
I understand that clearance to transact in Amarin securities, if received, is no longer effective in the event of any of the below:
(A)
if I become aware of information concerning Amarin that is material and non-public;
(B)
if a blackout period is effective on transactions in Amarin securities under the Insider Trading Policy during the period that I plan to, or actually transact in, Amarin securities;
(C)
two (2) full trading days pass after pre-clearance; OR
(D)
if pre-clearance is rescinded.

6.
I will not hold Amarin or its compliance officer responsible for loss that may occur as a result of any delay in a grant of, or failure to grant, pre-clearance under the Insider Trading Policy.

Date: By: Print Name: